	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alex Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2005 THIRD QUARTER RESULTS

        SEGUIN, Texas, November 9, 2005 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter and nine months ended September 30, 2005.

        Net sales for the third quarter increased 8.9% to $95.8 million from $88.0 million for the same period last year.  Net income for the quarter was $4.4 million, or $0.44 per diluted share, a 4.4% increase over the prior year's net income of $4.2 million, or $0.43 per diluted share.  Results of the 2005 third quarter included those of Spearhead Machinery Limited ("Spearhead"), which was acquired in February, 2005.  Excluding Spearhead, net sales for the quarter were up 5.2% and net income was up 1.5% compared to the same period in 2004.

        For the first nine months of 2005, net sales were $285.5 million, an increase of 10.8% compared with $257.5 million in the first nine months of 2004.  Net income for the nine month period in 2005 was $11.2 million, or $1.13 per diluted share, a 1.5% decrease from the prior year's net income of $11.3 million, or $1.15 per diluted share.  Without the contributions of Spearhead, net sales were up 7.8% and net income decreased 5.5% compared to the same period in 2004.

        Sales for Alamo's North American Agricultural Division were $33.7 million in the third quarter of 2005, a 3.4% increase compared to the $32.6 million achieved in 2004.  Market conditions in this sector have been weaker than anticipated and below the levels we experienced in 2004 with higher fuel prices being a major factor.  Our sales increase was achieved by more aggressive marketing efforts in response to lower demand.

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ALAMO GROUP INC. ANNOUNCES 2005 THIRD QUARTER RESULTS                     PAGE 2

        North American Industrial Division sales increased by 9.2% to $32.8 million in the third quarter of 2005 compared to $30.0 million in the third quarter of 2004.  This growth reflects improvement in the prospects for the Company's Industrial products from governmental entities, our main customers in this market.

        Alamo Group's European Division sales in the third quarter of 2005 were $29.4 million, an increase of 15.5% over sales of $25.4 million in the same period of 2004.  The acquisition of Spearhead accounted for approximately 80% of this increase.  This segment has been aided by new product introductions and strong performance in our major markets in England and France, despite market conditions that have been softer than anticipated and were impacted by near drought conditions in France.

        Alamo Group's President and Chief Executive Officer, Ron Robinson, noted, "The improved results in the third quarter were gratifying given the softer than expected market conditions in most of our major sectors.  And, they were achieved despite a systems software problem at one of our North American Agriculture Division units which negatively impacted our results for the quarter by $.04 per share after tax.  This problem, which is in the process of being remedied, is more fully discussed in our third quarter Form 10-Q filings."

        "We are still concerned about higher fuel prices and, in particular, the effect they have on both our agricultural and governmental customers' operating budgets as gas prices are running consistently above last year's levels.  And, while we have experienced no adverse effects to date, we are also concerned about the bird flu situation which seems to be broadening in scope and could have an effect on our agricultural markets."

        "Despite these concerns, we remain optimistic about our long term outlook as we continue to position the company to help us better manage whatever market conditions we experience."

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ALAMO GROUP INC. ANNOUNCES 2005 THIRD QUARTER RESULTS                     PAGE 3

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and service.  The Company, founded in 1969, has over 1,860 employees and operates fourteen plants in North

America and Europe as of September 2005.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP REPORTS 2005 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/05	09/30/04	09/30/05	09/30/04
North American
Agricultural	$33,671	$32,568	$98,134	$95,981
Industrial	32,782	30,012	97,723	88,824
European	29,355	25,410	89,624	72,717
Total Sales	95,808	87,990	285,481	257,522

Cost of sales	74,222	67,876	223,124	199,049
Gross margin	21,586	20,114	62,357	58,473
	22.5%	22.9%	21.8%	22.7%

Operating Expenses	14,626	13,544	44,127	39,170
Income from Operations	6,960	6,570	18,230	19,303
	7.3%	7.5%	6.4%	7.5%

Interest Expense	(840)	(507)	(2,332)	(1,549)
Interest Income	177	175	600	436
Other Income (Expense)	38	(41)	137	(759)

Income before income taxes	6,335	6,197	16,635	17,431
Provision for income taxes	1,951	1,999	5,468	6,097

Net Income	$4,384	$4,198	$11,167	$11,334

Net income per common share:
Basic	$0.45	$0.43	$1.15	$1.16

Diluted	$0.44	$0.43	$1.13	$1.15

Average common shares:
Basic	9,747	9,730	9,745	9,729

Diluted	9,892	9,856	9,910	9,850

Summary Balance Sheet Data

	09/30/05	12/31/04	09/30/04
Receivables	87,878	82,337	71,972
Inventories	81,056	72,757	73,911
Current Liabilities	52,816	49,052	51,784
Long Term Debt	39,178	18,428	15,580
Equity	165,202	160,832	154,921

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